UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: February 14, 2017

(Date of earliest event reported)

Arcadia Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 Cousteau Place, Suite 105

Davis, CA 95618

(Address of principal executive offices, including zip code)

(530) 756-7077

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 14, 2017, Arcadia Biosciences, Inc. (the “Company”) received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”)  indicating that for 30 consecutive business days the Company's common stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5450(a)(1) (“Rule”).

The Nasdaq notification has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market.  Consistent with the Rule, Nasdaq provided the Company a cure period in order to regain compliance as follows:

•

if during the 180 calendar days following the date of the notification, or prior to August 14, 2017, the closing bid price of the Company's stock is at or above $1.00 for a minimum of 10 consecutive business days; or

•	if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date of August 14, 2017.

In the event the Company does not regain compliance with the Rule, the Company may be eligible for additional time. If the Company does not achieve compliance with the Minimum Bid Price Requirement by August 14, 2017, Nasdaq will provide written notification to the Company that the common stock is subject to delisting.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement under the Nasdaq Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.

Date: February 17, 2017	By:	/s/ MATTHEW T. PLAVAN
	Name:	Matthew T. Plavan
	Title:	Chief Financial Officer